Exhibit 99.1

FOR IMMEDIATE RELEASE

McCORMICK APPOINTS GORDON M. STETZ, JR. TO BOARD OF DIRECTORS

SPARKS, MD. NOVEMBER 30 – McCormick and Company, Incorporated (NYSE:MKC) today announced that Gordon M. Stetz, Jr., Executive Vice President and CFO of McCormick & Company, Inc. has been elected to the Board of Directors effective January 25, 2011.

Mr. Stetz is currently a member of the McCormick Management Committee and has been CFO since November 2007. Prior to his most recent position, he was Vice President-Finance and CFO for McCormick’s Europe, Middle East and Africa (EMEA) Zone. Mr. Stetz joined McCormick in 1987 and has held a variety of increasingly responsible positions within its Finance organization throughout his 23-year McCormick career, including Vice President Finance & Administration for the Consumer Products Division, Vice President Acquisitions and Financial Planning, Assistant Treasurer and Financial Planning Manager for the Corporation. He played a key role in McCormick’s acquisitions of Ducros and Zatarain’s.

Commented McCormick’s Chairman, President and CEO Alan D. Wilson, “We are pleased to have Gordon join the company’s Board of Directors. His financial acumen and business insight will serve the Board well. During a 23-year career at McCormick, Gordon has established a reputation as a true professional who always acts in the best interest of the business and our shareholders.”

Mr. Stetz, earned a BA from Bucknell University in Economics and French and an MBA in Finance from the University of Michigan. He is a CPA and an Emeritus member of the McCormick’s Multiple Management Board. He is a member of FEI, AICPA and MACPA. The father of three, Gordon and his wife, Joan, live in Baltimore.

About McCormick & Company, Incorporated

McCormick & Company, Incorporated (www.mccormickcorporation.com) is a global leader in flavor, with the manufacturing, marketing and distribution of spices, seasonings, specialty foods and flavorings to the entire food industry – retail outlets, food manufacturers and food service businesses.

###

For information contact:

Corporate Communications:

Lori Robinson (410-527-6004 or lori_robinson@mccormick.com)

1